Exhibit 99.1

   Enzon Names Dr. Ivan Horak Chief Scientific Officer

   BRIDGEWATER, N.J.--(BUSINESS WIRE)--Sept. 6, 2005--Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced the appointment of Ivan Horak, M.D. to the position of Executive Vice President of Research and Development and Chief Scientific Officer. In his new position Dr. Horak will oversee all aspects of Enzon's research and development, regulatory affairs, and quality assurance activities.
   Dr. Horak brings an impressive background in drug development to Enzon and is a board certified medical oncologist. He has held a number of senior medical and scientific positions in the pharmaceutical industry, as well as the National Cancer Institute
(NCI).
   "The addition of Dr. Horak to our executive management team further strengthens the pharmaceutical expertise at Enzon. Dr Horak will be instrumental in enhancing the productivity of our R&D pipeline," said Jeffrey H. Buchalter, Enzon's chairman and chief executive officer. "I have known Dr. Horak professionally for many years and have full confidence his continued leadership within the oncology community will contribute greatly to our long-term success in this therapeutic area."
   Dr. Horak joins Enzon from Immunomedics, Inc. (Nasdaq: IMMU), where he served as Chief Scientific Officer since July 2003 and Executive Vice President of Research and Development since May 2002. Before joining Immunomedics, Dr. Horak was employed by Pharmacia as a Vice President for Clinical Oncology, where he helped direct the global development of oncology compounds from 1999 to 2002, including Camptosar(R) for metastatic colorectal cancer.
   From 1996 to 1999, Dr. Horak held a variety of clinical research positions at Janssen Research Foundation, a subsidiary of the Johnson & Johnson Company, including International Director for Clinical Research and Development, Oncology.
   Prior to joining Janssen, Dr. Horak spent nine years at the NCI where he most recently served as a cancer expert for the Metabolism Branch.
   In addition to over 50 scientific publications, Dr. Horak is a member of several prominent medical societies and has served on various committees for the American Association for Cancer Research and the International Union Against Cancer. He also serves on the editorial board of the prestigious journal, Cancer Research.

   About Enzon

   Enzon Pharmaceuticals is a biopharmaceutical company dedicated to the development and commercialization of therapeutics to treat life-threatening diseases. The Company has developed or acquired a number of marketed products, including PEG-INTRON(R), marketed by Schering-Plough, and ABELCET(R), ONCASPAR(R), ADAGEN(R), and DEPOCYT(R), marketed in North America by Enzon's specialized sales force. Enzon's science-driven strategy includes an extensive drug development program that leverages the Company's macromolecular engineering technology platforms, including PEG modification and single-chain antibody (SCA(R)) technologies. Internal research and development efforts are complemented by strategic transactions that provide access to additional marketed products and promising clinical compounds. Further information about Enzon can be found on the Company's web site at www.enzon.com.
   All information in this press release is as of September 6, 2005 and the Company undertakes no duty to update this information.

    CONTACT: Enzon Pharmaceuticals, Inc.
             Susan Mesco, 908-541-8678